SUBJECT TO COMPLETION OR AMENDMENT, DATED APRIL 7, 2009

PRICING SUPPLEMENT                                 Pricing Supplement No. 854 to
(TO PROSPECTUS DATED SEPTEMBER 29, 2006                   Registration Statement
AND PROSPECTUS SUPPLEMENT                          Nos. 333-137691,333-137691-02
DATED SEPTEMBER 29, 2006)                                      Dated April, 2009
CUSIP: 00083G7E8

                                 [ABN AMRO LOGO]
                                        $
                               ABN AMRO BANK N.V.
                                  ABN NOTES(SM)
          FULLY AND UNCONDITIONALLY GUARANTEED BY ABN AMRO HOLDING N.V.
                                ---------------
     18 MONTH, DIGITAL BUFFER SECURITIES DUE OCTOBER 29, 2010 LINKED TO THE
                       PERFORMANCE OF THE S&P 500 INDEX(R)

Each Security will entitle the holder to receive at maturity an amount linked to the performance of the S&P 500 Index(R), which we refer to as the Underlying Index, as described below. THE SECURITIES DO NOT PAY INTEREST. PAYMENT AT MATURITY IS EXPOSED TO ANY DECLINE IN THE VALUE OF THE UNDERLYING INDEX ON THE DETERMINATION DATE, SUBJECT TO A MINIMUM RETURN OF $200 PER $1,000 PRINCIPAL AMOUNT OF SECURITIES. ACCORDINGLY, IF THE INDEX RETURN IS LESS THAN -20% OVER THE TERM OF THE SECURITIES, YOU COULD LOSE AS MUCH AS 80% OF YOUR INITIAL PRINCIPAL INVESTMENT. IF THE INDEX RETURN IS POSITIVE, YOU WILL NEVER RECEIVE A PAYMENT AT MATURITY GREATER THAN THE MAXIMUM REDEMPTION AT MATURITY OF $1,170 PER $1,000 PRINCIPAL AMOUNT OF SECURITIES.

SECURITIES                    18 Month, Digital Buffer Securities due October
                              29, 2010 Linked to the Performance of the S&P 500
                              Index(R)

PRINCIPAL AMOUNT              $

UNDERLYING INDEX              The S&P 500 Index(R)

ISSUE PRICE                   100%

PROPOSED PRICING DATE         April 28, 2009

PROPOSED ORIGINAL             April 30, 2009
ISSUE DATE

MATURITY DATE                 October 29, 2010

PAYMENT AT MATURITY           At maturity, you will receive for each $1,000
                              principal amount of Securities a cash amount calculated as follows:

                              (1) if the index return is positive, $1,000 plus
                                  the digital return;

                              (2) if the index return is equal to or less than
                                  0% up to and including -20%, $1,000; and

                              (3) if the index return is less than -20%, $1,000
                                  plus [(index return + 20%) x $1,000].

                              IF THE INDEX RETURN IS LESS THAN -20% YOU COULD LOSE UP TO 80% OF YOUR INITIAL PRINCIPAL INVESTMENT. IN ADDITION, YOU WILL NEVER RECEIVE A PAYMENT AT MATURITY GREATER THAN $1,170.00 PER $1,000 PRINCIPAL AMOUNT OF SECURITIES.

INDEX RETURN:                 The index return for the Securities is the
                              percentage change in value of the Underlying Index calculated as follows:

                                Final Index Value - Initial Index Value
                                ---------------------------------------
                                         Initial Index Value

INITIAL INDEX VALUE:          [  ] (the closing value of the Underlying Index on
                              the pricing date) subject to adjustment in certain circumstances which we describe in "Description of Securities-- Discontinuance of the Underlying
                              Index; Alteration of Method of Calculation".


FINAL INDEX VALUE:            100% of the closing value of the Underlying Index
                              on the determination date subject to the terms and provisions which we describe in "--Discontinuance of the Underlying Index; Alteration of Method of Calculation."

DIGITAL RETURN:               $170.00 per $1,000 principal amount of Securities,
                              representing a maximum return on the Securities of
                              17%

MAXIMUM REDEMPTION            $1,170.00, per $1,000 principal amount of
AT MATURITY:                  Securities, which is equal to $1,000 plus the
                              digital return. Regardless of how much the Underlying Index may appreciate above the Initial
                              Index Value you will never receive more than $1,170.00 per $1,000 principal amount of Securities, at maturity.

BUFFER LEVEL:                 20% buffer. A decrease in the index return of 20%
                              or less will not result in the loss of principal by holders of the Securities. A decrease in the index return of more than 20% could result in the loss of up to 80% of principal by holders of the Securities.


DETERMINATION DATE:           October 26, 2010, subject to adjustment as
                              described in "Description of the Securities -
                              Determination Date."

GUARANTEE                     The Securities will be fully and unconditionally
                              guaranteed by ABN AMRO Holding N.V.


DENOMINATIONS                 The Securities may be purchased in denominations
                              of $1,000 and integral multiples thereof.

LISTING The Securities will not be listed on any securities exchange.

THE SECURITIES ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.
THE SECURITIES INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE "RISK FACTORS" BEGINNING ON PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
THE AGENTS ARE NOT OBLIGATED TO PURCHASE THE SECURITIES BUT HAVE AGREED TO USE REASONABLE EFFORTS TO SOLICIT OFFERS TO PURCHASE THE SECURITIES. TO THE EXTENT THE FULL AGGREGATE PRINCIPAL AMOUNT OF THE SECURITIES BEING OFFERED BY THIS PRICING SUPPLEMENT IS NOT PURCHASED BY INVESTORS IN THE APPLICABLE OFFERING, ONE OR MORE OF OUR AFFILIATES HAVE AGREED TO PURCHASE THE UNSOLD PORTION, WHICH MAY CONSTITUTE A SUBSTANTIAL PORTION OF THE TOTAL AGGREGATE PRINCIPAL AMOUNT OF THE SECURITIES LINKED TO SUCH UNDERLYING INDEX, AND TO HOLD SUCH SECURITIES FOR INVESTMENT PURPOSES. SEE "HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES" UNDER THE HEADING "RISK FACTORS" AND "PLAN OF DISTRIBUTION."
This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

                           PRICE $1,000 PER SECURITY

                             PRICE TO PUBLIC    AGENT'S COMMISSIONS(1)    PROCEEDS TO ABN AMRO BANK N.V.
Digital Buffer Securities         100%                   2.50%                       97.50%
Total                               $                      $                            $

(1) For additional information see "Plan of Distribution" in this pricing supplement.

                             ABN AMRO INCORPORATED

    In this Pricing Supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V. and "Holding" refers to ABN AMRO Holding N.V., our parent company. We refer to the Securities offered hereby and the related guarantees as the "Securities" and to each individual security offered hereby as a "Security."

    The S&P 500 was developed and is calculated and maintained by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We refer to S&P as the "Index Sponsor." The Index Sponsor is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the Securities are our obligations, not those of the Index Sponsor. Investing in the Securities is not equivalent to investing in the Underlying Index.

     "Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of S&P. THESE TRADEMARKS AND SERVICE MARKS HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY ABN AMRO BANK N.V. THE SECURITIES HAVE NOT BEEN PASSED ON BY S&P. THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND NONE OF THE ABOVE MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE SECURITIES.

    ANY SECURITIES ISSUED, SOLD OR DISTRIBUTED PURSUANT TO THIS PRICING SUPPLEMENT MAY NOT BE OFFERED OR SOLD (i) TO ANY PERSON/ENTITY LISTED ON SANCTIONS LISTS OF THE EUROPEAN UNION, UNITED STATES OR ANY OTHER APPLICABLE LOCAL COMPETENT AUTHORITY; (ii) WITHIN THE TERRITORY OF CUBA, SUDAN, IRAN AND MYANMAR; (iii) TO RESIDENTS IN CUBA, SUDAN, IRAN OR MYANMAR; OR (iv) TO CUBAN NATIONALS, WHEREVER LOCATED.

                                    SUMMARY

     THE FOLLOWING SUMMARY ANSWERS SOME QUESTIONS THAT YOU MIGHT HAVE REGARDING THE SECURITIES IN GENERAL TERMS ONLY. IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION THAT IS CONTAINED IN THE REST OF THIS PRICING SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH UNDER THE HEADING "RISK FACTORS." IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

WHAT ARE THE SECURITIES?

      The Securities are senior notes of ABN AMRO Bank N.V. and are fully and unconditionally guaranteed by our parent company, ABN AMRO Holding N.V. The Securities have a maturity of 18 months. The payment at maturity on the Securities is determined based on the performance of the S&P 500 Index(R), which we refer to as the Underlying Index, on the determination date as described below under "What will I receive at maturity of the Securities and how is this amount calculated?" IN ADDITION, UNLIKE ORDINARY DEBT SECURITIES, THE SECURITIES ARE NOT FULLY PRINCIPAL PROTECTED AND DO NOT PAY INTEREST. IF THE INDEX RETURN IS LESS THAN -20% OVER THE TERM OF THE SECURITIES, YOU COULD LOSE AS MUCH AS 80% OF YOUR INITIAL PRINCIPAL INVESTMENT. IF THE INDEX RETURN IS POSITIVE YOU WILL NEVER RECEIVE MORE THAN $1,170.00 PER $1,000 PRINCIPAL AMOUNT OF SECURITIES WHICH REPRESENTS A MAXIMUM 17% RETURN.

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES AND HOW IS THIS AMOUNT CALCULATED?

     At maturity you will receive, for each $1,000 principal amount of Securities, a cash payment calculated as follows:

(1) If the index return is positive, $1,000 plus the digital return; or

(2) If the index return is equal to or less than 0% and up to and including -20%, $1,000; or (3) If the index return is less than -20%, then $1,000 plus [(index return + 20%) x 1,000].

     ACCORDINGLY, THE SECURITIES ARE NOT FULLY PRINCIPAL PROTECTED. IF THE INDEX RETURN IS LESS THAN -20% YOU COULD LOSE UP TO 80% OF YOUR INITIAL PRINCIPAL INVESTMENT. IN ADDITION, YOU WILL NEVER RECEIVE A PAYMENT AT MATURITY GREATER THAN $1,170.00.

WHAT IS THE INDEX RETURN, THE DIGITAL RETURN AND THE MAXIMUM REDEMPTION AT MATURITY AND HOW ARE THEY CALCULATED?

     The index return is the percentage change in the value of the Underlying Index during the period from but excluding the pricing date to and including the determination date, calculated as shown below under "How is the index return calculated?"

     The digital return is $170.00 per $1,000 principal amount of Securities.

     The maximum redemption at maturity is $1,170 per $1,000 principal amount of Securities.

     We call the Securities "Digital Buffer Securities due October 29, 2010 Linked to the Performance of the S&P 500 Index(R)" because of the limited buffer against a negative index return of up to and including -20%. If the index return is equal to or less than 0% and up to and including -20%, you will only receive your principal amount at maturity. If the index return is less than -20%, you could lose up to 80% of your initial principal investment. If the index return is positive you will receive $1,000 plus the digital return. The digital return is a fixed amount which is payable regardless of how much or how little the index return appreciates. We refer to this as a digital return because the digital return is either payable in full or it is not payable at all, like a digital switch that is either fully on or fully off.

HOW IS THE INDEX RETURN CALCULATED?

     The index return will be equal to:

              Final Index Value - Initial Index Value
              ---------------------------------------
                        Initial Index Value

     The initial index value is 100% of the closing value of the Underlying Index on the pricing date.

     The final index value is 100% of the closing value of the Underlying Index on the determination date.

CAN YOU GIVE ME EXAMPLES OF THE PAYMENT I WILL RECEIVE AT MATURITY DEPENDING ON THE PERFORMANCE OF THE UNDERLYING INDEX?

EXAMPLE 1: If, for example, in a hypothetical offering, the initial index value is 840, the final index value is 1,000 and the digital return is $170.00, then the index return would be calculated as follows:

                    Final Index Value - Initial Index Value
                    ---------------------------------------
                              Initial Index Value

or

                               1000 - 840   =  19.05%
                               ----------
                                   840

     In this hypothetical example, the index return is positive. Therefore, the payment at maturity will be $1000 plus the digital return of $170.00 or a total payment of $1,170 per $1,000 principal amount of Securities. In this hypothetical example, the index return was 19.05% but you would have received a return of 17.00% over the term of the Securities.

       EXAMPLE 2: If, for example, in a hypothetical offering, the initial index value is 840, the final index value is 850 and the digital return is $170.00, then the index return would be calculated as follows:

                  Final Index Value - Initial Index Value
                  ---------------------------------------
                             Initial Index Value

or

                             850 - 840   =  1.19%
                             ---------
                                840

In this hypothetical example, the index return is positive. Therefore, the payment at maturity will be $1000 plus the digital return of $170.00 or a total payment of $1,170 per $1,000 principal amount of Securities.

In this hypothetical example, the index return was 1.19% but you would have received a return of 17.00% over the term of the Securities. If the index return is positive, you will receive the digital return regardless of how much or how little the index return appreciates over the initial index value.

     EXAMPLE 3: If, for example, in a hypothetical offering, the initial index value is 840 and the final index value is 714, then the index return would be calculated as follows:

                   Final Index Value - Initial Index Value
                   ---------------------------------------
                              Initial Index Value

or

                        714 - 840      =     -15.00%
                        ---------
                           840

    In this hypothetical example, the index return is negative. Since the index return is less than 0% but more than -20% you would receive, at maturity, the principal amount of $1,000 per Security.

     In this hypothetical example, the index return was -15.00% and you would not have lost any of your initial principal investment because the index return was between 0% and -20%. In this hypothetical example you would not have received any return on your initial principal investment and you would not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

     EXAMPLE 4: If, for example, in a hypothetical offering, the initial index value is 840 and the final index value is 500, then the index return would be calculated as follows:

                   Final Index Value - Initial Index Value
                   ---------------------------------------
                            Initial Index Value

or

                        500 - 840      =     -40.48%
                        ---------
                           840

In this hypothetical example, the index return is negative and is less than -20%. Therefore, payment at maturity will be calculated as:

          $1,000 + [(index return + 20%) x $1,000]

or

     $1,000 + [(-40.48% + 20%) x $1,000] = $795.20

      Therefore, in this hypothetical example, you would receive at maturity a total payment of $795.20 for each $1,000 principal amount of Securities. In this hypothetical example, the index return was -40.48% but you would have lost 20.48% of your initial principal investment over the term of the Securities.

     THESE EXAMPLES ARE FOR ILLUSTRATIVE PURPOSES ONLY. IT IS NOT POSSIBLE TO PREDICT THE FINAL VALUE OF THE UNDERLYING INDEX ON THE DETERMINATION DATE OR AT ANY OTHER TIME DURING THE TERM OF THE SECURITIES. THE INITIAL INDEX VALUE IS SUBJECT TO ADJUSTMENT AS SET FORTH IN "DESCRIPTION OF SECURITIES -ADJUSTMENT EVENTS; -DISCONTINUANCE

OF THE UNDERLYING INDEX; ALTERATION OF METHOD OF CALCULATION" IN THE RELATED PRICING SUPPLEMENT.

     In this Pricing Supplement, we have also provided under the heading "Hypothetical Return Analysis of the Securities at Maturity" the total return of owning the Securities through maturity for various closing values of the Underlying Index on the determination date.

WILL I RECEIVE INTEREST PAYMENTS ON THE SECURITIES?

     No. You will not receive any interest on the Securities.

WILL I GET MY PRINCIPAL BACK AT MATURITY?

     The Securities are not fully principal protected. Subject to the credit of ABN AMRO Bank, N.V. as the issuer of the Securities and ABN AMRO Holding N.V. as the guarantor of the issuer's obligations under the Securities, you will receive at maturity at least $200 per $1,000 principal amount of Securities, regardless of the closing value of the Underlying Index on the Determination Date. If the index return is less than -20% over the term of the Securities, you will lose some of your initial principal investment and you could lose as much as 80% of your initial principal investment.

    HOWEVER, IF YOU SELL THE SECURITIES PRIOR TO MATURITY, YOU WILL RECEIVE THE MARKET PRICE FOR THE SECURITIES, WHICH MAY OR MAY NOT INCLUDE ANY RETURN AND COULD BE ZERO. There may be little or no secondary market for the Securities. Accordingly, you should be willing to hold your securities until maturity.

IS THERE A LIMIT ON HOW MUCH I CAN EARN OVER THE TERM OF THE SECURITIES?

     Yes. If the Securities are held to maturity and the Underlying Index appreciates, the total amount payable at maturity per Security will be $1,170.00 regardless of how much the Underlying Index may appreciate above its closing value on the pricing date.

WHAT IS THE MINIMUM REQUIRED PURCHASE?

     You may purchase Securities in minimum denominations of $1,000 or in integral multiples thereof.

IS THERE A SECONDARY MARKET FOR SECURITIES?

    The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be extremely limited. You should be willing to hold your Securities until the maturity date.

    Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliate does make such a market in the Securities, it may stop doing so at any time.

    In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time. INVESTORS ARE ADVISED THAT ANY PRICES SHOWN ON ANY WEBSITE OR BLOOMBERG PAGE ARE INDICATIVE PRICES ONLY AND, AS SUCH, THERE CAN BE NO ASSURANCE THAT ANY TRADE COULD BE EXECUTED AT SUCH PRICES. Investors should contact their brokerage firm for further information.

    In addition, the issue price of the Securities includes the selling agents' commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging the transactions. The fact that the issue price of the Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Securities. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Use of Proceeds."

WHAT IS THE UNDERLYING INDEX AND HOW HAS IT PERFORMED HISTORICALLY?

     The S&P 500 Index(R) is a 500-stock benchmark that includes a representative sample of leading U.S. companies across broad industry groupings. You should read "Public Information Regarding the Underlying Index" in this Pricing Supplement for additional information regarding the Underlying Index. The information concerning certain historical values of the Underlying Index is set forth under the heading "Public Information Regarding the Underlying Index" in this Pricing Supplement. Past performance of the Underlying Index, however, is not necessarily indicative of how the Underlying Index will perform in the future.

TELL ME MORE ABOUT ABN AMRO BANK N.V. AND ABN AMRO HOLDING N.V.

     ABN AMRO Bank N.V. is an international banking group offering a wide range of banking products and financial services worldwide through our network of offices and branches. ABN AMRO Holding N.V. is the parent company of ABN AMRO Bank N.V. Holding's main purpose is to own the Bank and its subsidiaries. All of the Securities issued by the Bank hereunder are fully and unconditionally guaranteed by Holding.

     On November 2, 2007 a consortium (the "Consortium") of the Royal Bank of Scotland Group plc ("RBS"), Fortis SA/NV and Fortis N.V. (collectively, "Fortis"), and Banco Santander Central Hispano SA, which had made a tender offer for the shares of Holding, announced that approximately 98.8% of the shares of Holding had been tendered to the Consortium as of October 31, 2007. On September 22, 2008 the Consortium acquired the remaining shares of Holding. On October 3, 2008 Holding jointly announced with the Dutch Minister of Finance (the "Minister") that on that date the Minister acquired all shares of Fortis Bank Nederland (Holding) NV from Fortis, which effectively transferred Fortis' share in Holding to the State of the Netherlands.

     On November 28, 2008 UK Financial Investments Limited, which is wholly owned by the UK government, acquired 57.9% of the enlarged issued ordinary share capital of RBS and (pound)5 billion of RBS preference shares. On January 19, 2009, RBS announced that it had reached agreement with the UK Treasury and UK Financial Investments Limited to replace the (pound)5 billion of RBS preference shares with new RBS ordinary shares.

     Holding is no longer listed on Euronext or the New York Stock Exchange but files periodic reports with the SEC. ABN AMRO Bank N.V. is rated A+ by Standard & Poor's and Aa2 by Moody's. "See "Risk Factors--Changes in Our Credit Ratings May Affect the Market Value of Your Securities."

WHO WILL DETERMINE THE FINAL INDEX VALUE, THE INDEX RETURN AND THE PAYMENT AT MATURITY?

     We have appointed our affiliate ABN AMRO Incorporated, which we refer to as AAI, to act as calculation agent for Wilmington Trust Company, the trustee for the Securities and Citibank, N.A., the securities administrator. As calculation agent, AAI will determine the final index value of the Underlying Index, the initial index value of the Underlying Index, the index return and the payment at maturity. The calculation agent may be required, due to events beyond our control, to adjust any of these calculations, which we describe in "Description of Securities - Discontinuance of the Underlying Index; Alteration of Method of Calculation" in this Pricing Supplement.

WHO INVESTS IN THE SECURITIES?

     The Securities are not suitable for all investors. The Securities might be considered by investors who:

o are willing to risk losing up to 80% of their initial principal investment in exchange for the opportunity to benefit from the capped appreciation, if any, in the value of the Underlying Index over the life of the Securities;

o    do not require an interest income stream;

o are willing to be exposed to fluctuations in equity prices in general and prices of the Underlying Index's components in particular; and

o    are willing to hold the Securities until maturity.

     You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

WHAT ARE SOME OF THE RISKS IN OWNING THE SECURITIES?

     Investing in the Securities involves a number of risks. We have described the most significant risks relating to the Securities under the heading "Risk Factors" in this Pricing Supplement which you should read before making an investment in the Securities.

     Some selected risk considerations include:

o MARKET RISK. If the index return is equal to or less than zero up to -20%, you will be entitled to receive only the principal amount of $1,000 per Security at maturity. In such a case, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. If the index return is less than -20%, you could lose up to 80% of your initial principal investment. If the index return is positive, your return will be limited to 17.00% regardless of how much the index return may appreciate above its initial level.

o CREDIT RISK. Because you are purchasing a security from us, you are assuming our credit risk. In addition, because the Securities are fully and unconditionally guaranteed by Holding, you are assuming the credit risk of Holding in the event that we fail to make any payment required by the terms of the Securities.

o PRINCIPAL RISK. Return of principal on the Securities is only guaranteed up to $200 per $1,000 principal amount of Securities. Any payment required by the terms of the Securities is subject to our credit and the credit of Holding. If the index return decreases by more than -20% during the term of the Securities, the amount of cash paid to you at maturity will be less than the principal amount of the Securities, subject to a minimum return of $200 per $1,000 principal amount of Securities.

o LIQUIDITY RISK. The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities, and information regarding independent market pricing for the Securities may be very limited or non-existent. If you sell your Securities in the secondary market, if any, prior to maturity, you will receive the market price for the Securities, which could be zero. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

WHAT IF I HAVE MORE QUESTIONS?

     You should read "Description of Securities" in this Pricing Supplement for a detailed description of the terms of the Securities. The Securities are senior notes issued as part of our ABN Notes(SM) program and guaranteed by Holding. The Securities offered by the Bank will constitute the Bank's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. The guarantee of Holding will constitute Holding's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all Holding's other present and future unsecured and unsubordinated obligations. You can find a general description of our ABN Notes(SM) program in the accompanying Prospectus Supplement. We also describe the basic features of this type of note in the sections called "Description of Notes" and "Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices".

    You may contact our principal executive offices at Gustav Mahleraan 10, 1082 PP Amsterdam, The Netherlands. Our telephone number is (31-20) 628-9393.

                                  RISK FACTORS

    The Securities are not principal protected debt and unlike ordinary debt securities, the Securities do not pay interest. Return of principal on the Securities is only guaranteed up to 20%, subject to our credit and the credit of Holding. Investing in the Securities is not the equivalent of investing directly in the securities comprising the Underlying Index or in a product that tracks the return of the Underlying Index. This section describes the most significant risks relating to the Securities. YOU SHOULD CAREFULLY CONSIDER WHETHER THE SECURITIES ARE SUITED TO YOUR PARTICULAR CIRCUMSTANCES BEFORE YOU DECIDE TO PURCHASE THEM. IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

THE SECURITIES ARE NOT ORDINARY SENIOR NOTES; THE SECURITIES DO NOT PAY INTEREST AND THERE IS NO GUARANTEED RETURN OF PRINCIPAL

     The terms of the Securities differ from those of ordinary debt securities in that we will not pay you interest on the Securities and you could lose up to 80% of your initial principal investment at maturity. If the index return is equal to or less than zero up to -20%, you will only receive your principal amount back at maturity. In such a case you will not receive any return on your initial principal investment and you will not be compensated for any losses incurred due to inflation or the value of money over time. The Securities are exposed to any decline in the value of the Underlying Index up to 80%. ACCORDINGLY, IF THE FINAL VALUE OF THE UNDERLYING INDEX ON THE DETERMINATION DATE IS MORE THAN 20% BELOW THE INITIAL VALUE OF THE UNDERLYING INDEX, THE AMOUNT OF CASH PAID TO YOU AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF YOUR SECURITIES AND YOU COULD LOSE UP TO 80% OF YOUR INITIAL PRINCIPAL INVESTMENT.

     Furthermore, even if the index return is positive, the return you will receive on the Securities may be less than the return you would have received had you invested your entire principal amount in an instrument which tracks the performance of the Underlying Index. The return you will receive on the Securities, if any, is fixed, will never exceed 17% and may not compensate you for any losses incurred due to inflation or the value of money over time. We cannot predict the future performance of the Underlying Index based on historical performance.

AN INCREASE IN THE VALUE OF THE UNDERLYING INDEX WILL NOT INCREASE THE RETURN ON YOUR INVESTMENT

    Owning the Securities is not the same as owning a product which tracks the return on the Underlying Index. Accordingly, the market value of your Securities may not have a direct relationship with the value of the Underlying Index, and changes in the value of the Underlying Index may not result in a comparable change in the market value of your Securities. If the value of the Underlying Index increases above its initial value on the pricing date, the market value of the Securities may not increase. It is also possible for the value of the Underlying Index to increase while the market price of the Securities declines. REGARDLESS OF HOW MUCH THE VALUE OF THE UNDERLYING INDEX MAY INCREASE ABOVE THE INITIAL INDEX VALUE YOU WILL NEVER RECEIVE MORE THAN $1,170.00 PER $1,000 PRINCIPAL AMOUNT OF SECURITIES WHICH REPRESENTS A MAXIMUM 17% RETURN.

INVESTMENT IN THE SECURITIES IS NOT THE SAME AS A DIRECT INVESTMENT IN THE UNDERLYING INDEX, A PRODUCT THAT TRACKS THE PERFORMANCE OF THE UNDERLYING INDEX OR THE STOCKS THAT COMPRISE THE UNDERLYING INDEX

     An investment in the Securities is not the same as a direct investment in the Underlying Index, a product that tracks the performance of the Underlying Index or the stocks that comprise the Underlying Index. Investing in the Securities is not equivalent to investing directly in the Underlying Index because the Underlying Index is a theoretical calculation, not an actual portfolio, so it is not possible to make a direct investment in the Underlying Index. The return on your Securities could be less than if you had invested directly in a product that tracks the return of the Underlying Index or the stocks comprising the Underlying Index. The amount payable at maturity does not account for the return associated with the reinvestment of dividends that you would have received if you had invested directly in the underlying stocks comprising the Underlying Index or in a product that tracks the performance of the Underlying Index. You will not receive any payment of dividends on any of the stocks comprising the Underlying Index.

MARKET PRICE OF THE SECURITIES INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The value of the Securities may move up and down between the date you purchase them and the maturity date. Several factors, most of which are beyond our control, will influence the value of the Securities, including:

o    the value of the Underlying Index, which can fluctuate significantly;

o    interest and yield rates in the market;

o the volatility (frequency and magnitude of changes in price) of the stocks comprising the Underlying Index;

o economic, financial, political, regulatory, judicial or other events that affect the stocks comprising the Underlying Index or stock markets generally, and which may affect the value of the Underlying Index;

o    the time remaining until the maturity of the Securities;

o the occurrence of certain events affecting the Underlying Index which may require an adjustment to the initial index value;

o the dividend rate on the stocks that comprise the Underlying Index. While dividend payments, if any, on the stocks that comprise the Underlying Index are not paid to holders of the Securities, such payments may have an influence on the market price of such stocks and therefore on the Securities; and

o the creditworthiness of the Bank as issuer of the Securities and Holding as the guarantor of the Bank's obligations under the Securities. Any person who purchases the Securities is relying upon the creditworthiness of the Bank and Holding and has no rights against any other person. The Securities constitute the general, unsecured and unsubordinated contractual obligations of the Bank and Holding.

     Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity in the secondary market, if any. If you sell your Securities prior to maturity, the price at which you are able to sell your Securities may be at a discount, which could be substantial, from the principal amount. For example, there may be a discount on the Securities if at the time of sale the Underlying Index is at a value below its initial value or if market interest rates rise. Even if there is an appreciation in value of the Underlying Index from its initial value, there may be a discount on the Securities based on the time remaining to the maturity of the Securities. THUS, IF YOU SELL YOUR SECURITY BEFORE MATURITY, YOU MAY NOT RECEIVE BACK YOUR ENTIRE PRINCIPAL AMOUNT.

     Some or all of these factors will influence the return, if any, that you receive upon maturity of the Securities. You cannot predict the future performance of the Securities, the Underlying Index or the stocks that comprise the Underlying Index based on the historical performance of the Underlying Index or underlying stocks. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES CAN GUARANTEE THAT THE VALUE OF THE UNDERLYING INDEX WILL INCREASE SO THAT YOU WILL RECEIVE AT MATURITY AN AMOUNT IN EXCESS OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

CHANGES TO OUR CREDIT RATINGS MAY AFFECT THE MARKET VALUE OF YOUR SECURITIES

       Our credit ratings are an assessment, by each rating agency, of our ability to pay our obligations, including those under the Securities. Credit ratings are subject to revision, suspension or withdrawal at any time by the assigning rating organization in their sole discretion. Consequently, actual or anticipated changes to our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon factors in addition to our ability to pay our obligations under the Securities, an improvement in our credit ratings will not necessarily increase the market value of the Securities and will not reduce market risk and other investment risks related to the Securities. Credit ratings do not address the price, if any, at which the Securities may be resold prior to maturity (which may be substantially less than the issue price of the Securities) and are not recommendations to buy, sell or hold the Securities. See "Risk Factors--Market Price of the Securities Influenced by Many Unpredictable Factors"

The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices.

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE; SECONDARY TRADING MAY BE LIMITED

    You should be willing to hold your Securities until the maturity date. The Securities will not be listed on any securities exchange; accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be very limited or non-existent. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Upon completion of the offering, our affiliate has informed us that it intends to purchase and sell the Securities from time to time in off-exchange transactions, but it is not required to do so. If our affiliate does make such a market in the Securities, it may stop doing so at any time. In addition, if the total principal amount of the Securities being offered is not being purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion. Such affiliate or affiliates intend to hold the Securities for investment purposes, for at least 30 days, which may affect the supply of Securities available for secondary trading and therefore adversely affect the price of the Securities in any secondary trading. If a substantial portion of any Securities held by our affiliates were to be offered for sale following this offering, the market price of such Securities could fall, especially if secondary trading in such Securities is limited or illiquid.

TAX TREATMENT

     There is no direct legal authority as to the proper U.S. federal income tax characterization of the Securities, and we do not intend to request a ruling from the Internal Revenue Service (the "IRS") or from the Dutch authorities regarding the Securities. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Securities described in the section of this Pricing Supplement entitled "Taxation." If the IRS were successful in asserting an alternative characterization for the Securities, the timing and character of income on the Securities could differ materially from our description herein. You should review carefully the section in this Pricing Supplement entitled "Taxation" and consult your tax advisor regarding your particular circumstances.

NO AFFILIATION WITH INDEX SPONSOR; ADJUSTMENTS TO THE UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES

     The S&P 500 was developed and is calculated and maintained by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We refer to S&P as the "Index Sponsor." The Index Sponsor is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the Securities are our obligations, not those of the Index Sponsor. Investing in the Securities is not equivalent to investing in the Underlying Index.

     The Index Sponsor for the Underlying Index can add, delete or substitute the stocks that comprise the Underlying Index or make other methodological changes that could change the value of the Underlying Index. The Index Sponsor may also discontinue or suspend calculation or dissemination of the Underlying Index at any time. Any of these actions could adversely affect the value of the Securities in unpredictable ways.

     If the Index Sponsor discontinues publication of the Underlying Index or materially modifies its methods of calculation of the Underlying Index, AAI, which is our affiliate, as calculation agent, will have to determine the index closing value itself, or make such adjustments or calculations to the Underlying Index so as to arrive at an index closing value comparable to the Underlying Index and the resulting Underlying Index as originally calculated. In either of these circumstances, the calculation agent may be required to make good faith estimates of closing prices of underlying stocks, calculation methodologies or index values. While the calculation agent will endeavor to make such determinations accurately and in good faith, there can be no assurance that the calculation agent will be able to do so. Therefore, a discontinuance or material modification of the Underlying Index may adversely affect the value of the Securities.

WE MAY ENGAGE IN BUSINESS WITH OR INVOLVING ONE OR MORE OF THE ISSUERS OF THE STOCKS THAT COMPRISE THE UNDERLYING INDEX WITHOUT REGARD TO YOUR INTERESTS

     We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the stocks comprising the Underlying Index without regard to your interests, including extending loans to, or making equity investments in, providing investment advisory services to, one or more of such issuers or their affiliates or subsidiaries. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the stocks comprising the Underlying Index. None of us, Holding or any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published, and in the future may publish, research reports with respect to the stocks. These research reports may or may not recommend that investors buy or hold the stocks comprising the Underlying Index.

HEDGING AND TRADING ACTIVITIES BY US OR OUR AFFILIATES COULD AFFECT PRICES OF SECURITIES

     We and our affiliates may carry out activities that minimize our risks related to the Securities. In particular, on or prior to the date of this Pricing Supplement, we, through our affiliates, hedged our anticipated exposure in connection with the Securities by taking positions in the stocks (or options or futures contracts on the stocks) that comprise the Underlying Index, exchange-traded funds that track the Underlying Index, options or futures on the Underlying Index or in other instruments that we deemed appropriate in connection with such hedging. Our trading activities, however, could potentially have altered the value of the Underlying Index and therefore affected the calculation of the payment at maturity. We or our affiliates are likely to modify our hedge position throughout the term of the Securities by purchasing and selling the stocks (or options or futures contracts on the stocks) that comprise the Underlying Index, exchange-traded funds that track the Underlying Index, options or futures on the Underlying Index or other instruments that we deem appropriate. We cannot give any assurance that we have not or will not affect such value as a result of our hedging or trading activities. Such hedging or trading activities during the term of the Securities could adversely affect whether the value of the Underlying Index decreases below the initial index value and therefore, the amount of your return, if any, at maturity. It is also possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline.

     We or one or more of our affiliates may also engage in trading the stocks (or options or futures contracts on the stocks) that comprise the Underlying Index, exchange-traded funds that track the Underlying Index or options or futures on the Underlying Index on a regular basis as part of our or their general broker-dealer activities and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including through block transactions. Any of these activities could adversely affect the value of the Underlying Index and, therefore, the value of the Securities.

     We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the Underlying Index or stocks that comprise the Underlying Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Securities.

NO SECURITY INTEREST OR SHAREHOLDER RIGHTS IN ANY STOCKS THAT COMPRISE THE UNDERLYING INDEX HELD BY US

     Neither we nor Holding nor any of our affiliates will pledge or otherwise hold the stocks that comprise the Underlying Index or exchange-traded funds that track the Underlying Index, any option or futures contract or any other asset for the benefit of holders of the Securities under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holding, as the case may be, any of such assets will be subject to the claims of our creditors or Holding's creditors generally and will not be available specifically for the benefit of the holders of the Securities. In addition, as an investor in the Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that comprise the Underlying Index.

     Moreover, the indenture governing the Securities does not contain any restriction on our ability or the ability of any of our affiliates to buy, sell, pledge or otherwise convey all or any portion of the stocks (or options or futures contracts on the stocks) that comprise the Underlying Index, exchange-traded funds that track the Underlying Index, options or futures on the Underlying Index or other instruments that we deemed appropriate.

POTENTIAL CONFLICTS OF INTEREST BETWEEN SECURITY HOLDERS AND THE CALCULATION
AGENT

    As calculation agent, our affiliate AAI will calculate the payment due to you upon maturity of the Securities and may have to make additional calculations if the Underlying Index is discontinued, suspended or modified. AAI and our other affiliates may carry out hedging activities related to the Securities, including trading in the stocks (or options or futures contracts on the stocks) that comprise the Underlying Index, exchange-traded funds that track the Underlying Index, options or futures on the Underlying Index or other instruments that it or they deem appropriate in connection with such hedging. AAI and some of our other affiliates also trade the stocks (and options and futures on stocks) that comprise the Underlying Index, exchange-traded funds that track the Underlying Index, and options or futures on the Underlying Index on a regular basis as part of its or their general broker dealer and other businesses. Any of these activities could influence AAI's determinations as calculation agent and any such trading activity could potentially affect the value of the Underlying Index and, accordingly, could affect the payout on the Securities at maturity. As such, potential conflicts of interest may exist between AAI or its affiliates and you.

HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES

    Certain of our affiliates have agreed to purchase for investment the portion of the Securities that has not been purchased by investors in this offering, which initially they intend to hold for investment purposes. As a result, upon completion of this offering, our affiliates may own a substantial portion of the aggregate principal amount of the offering of Securities. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. For example, our affiliates may attempt to sell the Securities that they had been holding for investment purposes at the same time that you attempt to sell your Securities, which could depress the price, if any, at which you can sell your Securities. Moreover, the liquidity of the market for the Securities, if any, could be substantially reduced as a result of our affiliates holding the Securities. See "--The Securities Will Not be Listed on any Securities Exchange; Secondary Trading May Be Limited." In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

           HYPOTHETICAL RETURN ANALYSIS OF THE SECURITIES AT MATURITY

     The following table and examples illustrate potential return scenarios on a Security that is held to maturity by an investor who purchases the Securities on the original issue date. These examples are based on various assumptions, including hypothetical values of the Underlying Index, set forth below. WE CANNOT, HOWEVER, PREDICT THE VALUE OF THE UNDERLYING INDEX ON ANY DATE OR AT ANY OTHER TIME IN THE FUTURE. THEREFORE, THE TABLE AND EXAMPLES SET FORTH BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND THE RETURNS SET FORTH MAY NOT BE THE ACTUAL RETURNS APPLICABLE TO A HOLDER OF THE SECURITIES. MOREOVER, THE UNDERLYING INDEX MAY NOT APPRECIATE OR DEPRECIATE OVER THE TERM OF THE SECURITIES IN ACCORDANCE WITH ANY OF THE HYPOTHETICAL EXAMPLES BELOW, AND THE SIZE AND FREQUENCY OF ANY FLUCTUATIONS IN THE VALUE OF THE UNDERLYING INDEX OVER THE TERM OF THE SECURITIES, WHICH WE REFER TO AS THE VOLATILITY OF THE UNDERLYING INDEX, MAY BE SIGNIFICANTLY DIFFERENT THAN THE VOLATILITY IMPLIED BY ANY OF THESE EXAMPLES.

EXAMPLES OF HYPOTHETICAL TOTAL RETURN CALCULATIONS

The following examples illustrate how the total return on each Security is calculated based on various hypothetical index returns.

ASSUMPTIONS:

Initial Index Value:          842.50 (indicative value only, the initial index
                              value will be set on the pricing date; the closing value on April 3, 2009 was 842.50)

Term of the Securities:       18 months

Principal Amount per
  Security:                   $1,000

Digital Return:               $170.00

Buffer Level:                 20%

                                                             HYPOTHETICAL                    HYPOTHETICAL
                                                          PAYMENT AT MATURITY     TOTAL RETURN ON EACH SECURITY WITH
 HYPOTHETICAL FINAL INDEX          HYPOTHETICAL         WITHOUT DIGITAL RETURN        DIGITAL RETURN AND BUFFER
           VALUE                 INDEX RETURN(a)            OR BUFFER (b)            ($)(c)(d)            (%)(e)
---------------------------- ------------------------ ------------------------- ------------------------------------
          1150.0                       36.50%                  $1364.99              $1,170.00            17.00%
          1125.0                       33.53%                  $1335.31              $1,170.00            17.00%
          1050.0                       24.63%                  $1246.29              $1,170.00            17.00%
          1000.0                       18.69%                  $1186.94              $1,170.00            17.00%
           980.0                       16.32%                  $1163.20              $1,170.00            17.00%
           950.0                       12.76%                  $1127.60              $1,170.00            17.00%
           920.0                        9.20%                  $1091.99              $1,170.00            17.00%
           875.0                        3.86%                  $1038.58              $1,170.00            17.00%
           842.5                        0.00%                  $1000.00              $1,000.00             0.00%
           825.0                       -2.08%                  ($979.23)             $1,000.00             0.00%
           800.0                       -5.04%                  ($949.55)             $1,000.00             0.00%
           775.0                       -8.01%                  ($919.88)             $1,000.00             0.00%
           700.0                      -16.91%                  ($830.86)             $1,000.00             0.00%
           674.0                      -20.00%                  ($800.00)             $1,000.00             0.00%
           625.0                      -25.82%                  ($741.84)             $  941.84            -5.82%
           575.0                      -31.75%                  ($682.49)             $  882.49           -11.75%
           543.0                      -35.55%                  ($644.51)             $  844.51           -15.55%
           521.0                      -38.16%                  ($618.40)             $  818.40           -18.16%
           500.0                      -40.65%                  ($593.47)             $  793.47           -20.65%
           485.0                      -42.43%                  ($575.67)             $  775.67           -22.43%
           200.0                      -76.26%                  ($231.39)             $  437.39           -56.26%
             0.0                     -100.00%                  ($     0)             $  200.00           -80.00%

(a) The index return for each $1,000 principal amount of Securities will be equal to:

           Final Index Value - Initial Index Value
           ---------------------------------------
                   Initial Index Value

WHERE,

o the initial index value is the closing value of the Underlying Index on the pricing date; and

o the final index value is the closing value of the Underlying Index on the determination date.

(b) This column shows the cash return you would receive if there were no buffer and no digital return. The digital return is $170.00 and the buffer is 20%.

(c) at maturity you will receive, for each $1,000 principal amount of Securities, a cash payment calculated as follows:

     (1)  if the index return is positive, $1,000 plus the digital return;

     (2) if the index return is equal to or less than 0% and up to and including -20%, $1,000; and

     (3) if the index return is less than -20%, $1,000 plus [(index return + 20%) x $1,000].

THE SECURITIES ARE NOT FULLY PRINCIPAL PROTECTED. IF THE INDEX RETURN IS LESS THAN -20% YOU COULD LOSE UP TO 80% OF YOUR INITIAL PRINCIPAL INVESTMENT. IN ADDITION, YOU WILL NEVER RECEIVE A PAYMENT AT MATURITY GREATER THAN $1,170.00.

(d) The total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax advisor regarding whether owning the Securities is appropriate for your tax situation. See the sections titled "Risk Factors" and "Taxation" in this Pricing Supplement.

(e)  Represents the percentage total return on each Security.

EXAMPLES OF HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

     The following examples illustrate how the index return and the payment at maturity are calculated based on various hypothetical returns for the Underlying Index set forth below.

ASSUMPTIONS:

Hypothetical Initial
  Index Value:                Hypothetical S&P 500 Index initial index value:
                              840

Hypothetical Digital Return:  $170.00

Hypothetical Term
  of the Securities:          18 months

Hypothetical Principal
  Amount per Security:        $1,000

EXAMPLE NO. 1:

Hypothetical final index value:

In this hypothetical example, the index return on the Underlying Index would be calculated as:

          500 - 840   =  -.4048 or -40.48%
          ---------
            840

In this hypothetical example, the index return is below -20%. Therefore, the payment at maturity will be calculated as:

         $1,000 plus [(-40.48% + 20%) x $1,000]  =  $795.20

In this hypothetical example, because the index return was below -20%, at maturity you would receive less than $1,000 for each $1,000 principal amount of Security. In this hypothetical example, the index return was -40.48%, but you would have lost 20.48% of your initial principal investment over the term of the Securities. YOU COULD LOSE UP TO 80% OF YOUR INITIAL PRINCIPAL INVESTMENT IF THE INDEX RETURN IS BELOW -20%.

EXAMPLE NO. 2:

Hypothetical final index value: 672

In this hypothetical example, the index return would be calculated as:

                     672 - 840   =  -.20 or -20%
                     ---------
                        840

In this hypothetical example, the index return is equal to or less than zero up to and including -20%. Therefore, the payment at maturity for each $1,000 principal amount of Securities will be $1,000. In this hypothetical example, the index return was -20%, but you would not have lost any of your initial principal investment over the term of the Securities. YOU RECEIVE NO RETURN ON YOUR INITIAL PRINCIPAL INVESTMENT AND YOU WILL NOT BE COMPENSATED FOR ANY LOSS IN VALUE DUE TO INFLATION AND OTHER FACTORS RELATING TO THE VALUE OF MONEY OVER TIME.

EXAMPLE 3:

Hypothetical final index value:  841

In this hypothetical example, the index return would be calculated as:

                     841 - 840   =  .0012 or .12%
                     ---------
                        840

In this hypothetical example, the index return is positive so you will receive $1,000 plus the digital return of $170.00 per $1,000 principal amount of Securities.

Therefore, the payment at maturity will be calculated as: $1,000 plus $170.00 = $1,170.00

While the index value increased .12%, you would have received a return on the Securities of 17% since the digital return on the Securities is payable as long as the index return is positive, regardless of how much or how little the Underlying Index appreciates.

EXAMPLE 4:

Hypothetical final index value:  1000

In this hypothetical example, the index return would be calculated as:

                     1000 - 840   =  .1905 or 19.05%
                     ----------
                         840

In this hypothetical example, the index return is positive so you will receive $1,000 plus the digital return of $170.00 per $1,000 principal amount of Securities.

Therefore, the payment at maturity will be calculated as: $1,000 plus $170.00 = $1,170.00

While the index value increased 19.05%, you would have received a return on the Securities of 17% since the digital return on the Securities is limited to 17% regardless of how much of the Underlying Index appreciates.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, Holding files reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy these documents at the SEC Headquarters Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (tel: 202-551-8090), and at the SEC's regional offices at Northeast Regional Office, 3 World Financial Center, Suite 400, New York, NY 10281 (tel: 212-336-1100) and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports and other information regarding Holding that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at www.sec.gov. You can find information Holding has filed with the Commission by reference to file number 1-14624.

     This Pricing Supplement is part of a registration statement that we and Holding filed with the Commission. This Pricing Supplement omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and Holding and the securities we and Holding are offering. Statements in this prospectus concerning any document we and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The Commission allows us to incorporate by reference much of the information that we and Holding file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we and Holding incorporate by reference in this Pricing Supplement is considered to be part of this Pricing Supplement. Because we and Holding are incorporating by reference future filings with the Commission, this Pricing Supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this Pricing Supplement. This means that you must look at all of the Commission filings that we and Holding incorporate by reference to determine if any of the statements in this Pricing Supplement or in any document previously incorporated by reference have been modified or superseded. This Pricing Supplement incorporates by reference all Annual Reports on Form 20-F filed by Holding since September 29, 2006, and any future filings that we or Holding make with the Commission (including any Form 6-K's that we or Holding subsequently file with the Commission) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are identified in such filing as being specifically incorporated by reference into Registration Statement Nos. 333-137691 or 333-137691-02, of which this Pricing Supplement is a part, until we and Holding complete our offering of the Securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these Securities.

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628 3842.

               PUBLIC INFORMATION REGARDING THE UNDERLYING INDEX

THE S&P 500 INDEX(R)

     We have derived all information contained in this Pricing Supplement regarding the S&P 500 Index(R), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Neither we nor Holding nor any of our affiliates are responsible for, or assume any responsibility for, the accuracy or completeness of such information. That information reflects the policies of, and is subject to change by, Standard & Poor's, division of The McGraw-Hill Companies ("S&P"), the Index Sponsor. The S&P 500 Index(R) was developed, and is calculated and maintained, by S&P. S&P has no obligation to continue to calculate and publish, and may alter or discontinue calculation and publication of the S&P 500 Index(R) at any time. The consequences of discontinuing the S&P 500 Index(R) are described in "Description of Securities - Discontinuance of the Underlying Index; Alteration of Method of Calculation."

GENERAL

     The S&P 500 Index(R) is published by S&P and is intended to provide an indication of the pattern of common stock price movement. It is a market-value weighted index (stock price times number of shares outstanding), with each stock's weight in the index proportionate to its market value. The calculation of the value of the S&P 500 Index(R), discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies (the "S&P 500 Component Stocks") as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

     S&P chooses companies for inclusion in the S&P 500 Index(R) with the aim of achieving a distribution across broad industry groupings that approximates the actual distribution of these groupings in the common stock population of the Standard & Poor's Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of the company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index(R) to achieve the objectives stated above.

     As of January 30, 2009, the 500 companies included in the S&P 500 Index(R) were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of the aggregate market value of the companies currently included in such sectors indicated in parentheses): Consumer Discretionary (8.2%), Consumer Staples (12.8%), Energy (14.1%), Financials (10.7%), Health Care (15.9%), Industrials (10.6%),
Information Technology (16.2%), Materials (3.0%), Telecommunication Services (3.7%) and Utilities (4.6%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index(R) to achieve the objectives stated above.

COMPUTATION OF THE S&P 500 INDEX(R)

     On March 21, 2005, S&P began to calculate the S&P 500 Index(R) based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500 Index(R). S&P's criteria for selecting stocks for the S&P 500 Index(R) were not changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P 500 Index(R) (i.e., its "Market Value").

     Under float adjustment, the share counts used in calculating the S&P 500 Index(R) reflect only those shares that are available to investors and not all of a company's outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

     o holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;


     o holdings by governmental entities, including all levels of government in the United States or foreign countries; and

     o holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company

     However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500 Index(R) calculation. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

     For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

     The S&P 500 Index(R) is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index(R) reflects the total Market Value of all S&P 500 Index component stocks relative to the S&P 500 Index(R)'s base period of 1941-43 (the "base period").

     An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

     The actual total market value of the S&P 500 Component Stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index(R) is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the "S&P 500 Index Divisor". By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index(R), it is the only link to the original base period level of the S&P 500 Index(R). The S&P 500 Index Divisor keeps the S&P 500 Index(R) comparable over time and is the manipulation point for all adjustments to the S&P 500 Index(R) ("S&P 500 Index Maintenance").

MAINTENANCE OF THE S&P 500 INDEX(R)

     S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

      To prevent the level of the S&P 500 Index(R) from changing due to corporate actions, all corporate actions that affect the total Market Value of the S&P 500 Index(R) require an S&P 500 Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total Market Value, the level of the S&P 500 Index(R) remains constant. This helps maintain the level of the S&P 500 Index(R) as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index(R) does not reflect the corporate actions of individual companies in the S&P 500 Index(R). All S&P 500 Index Divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index(R) and do not require S&P 500 Index Divisor adjustments.

     The table below summarizes the types of S&P 500 Index Maintenance adjustments and indicates whether or not an S&P 500 Index Divisor adjustment is required:

      Type of Corporate                                       Divisor Adjustment
           Action                   Adjustment Factor             Required
   -----------------------------------------------------------------------------

   Stock split             Shares Outstanding multiplied by          No
      (E.G. , 2-for-1)     2;  Stock Price divided by 2

   Share issuance          Shares Outstanding plus newly             Yes
      (I.E. , change >=    issued Shares
        5%)

   Share repurchase        Shares Outstanding minus                  Yes
      (I.E. , change >=    Repurchased Shares
        5%)

   Special cash dividends  Share Price minus Special Dividend        Yes

   Company Change          Add new company Market Value minus        Yes
                           old company Market Value

   Rights Offering         Price of parent company minus             Yes
                                Price of Rights
                                ---------------
                                  Right Ratio

   Spin-Off                Price of parent company minus             Yes
                               Price of Spinoff Co.
                               --------------------
                               Share Exchange Ratio

     Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500 Index(R), because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

     Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index(R) (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor ("New S&P 500 Divisor") is derived as follows:

        Post-Event Aggregate Market Value  =     Pre-Event Index Value
        ---------------------------------
        New S&P 500 Divisor

             New S&P 500 Divisor     =    Post-Event Market Value
                                          --------------------------
                                          Pre-Event Index Value

     A large part of the S&P 500 Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index(R) companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index(R) are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index(R). In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index(R) companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

LICENSE AGREEMENT

     S&P has entered into a non-transferable, non-exclusive license agreement granting us and certain of our affiliated or subsidiary companies, in exchange for a fee, the right to use the S&P 500 Index(R), which is owned and published by S&P, in connection with certain securities, including the Securities.

     The license agreement between S&P and us provides that the following language must be set forth in this Pricing Supplement:

     The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the

Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index(R) which is determined, composed and calculated by S&P without regard to us or the Securities. S&P has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the S&P 500 Index(R). S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

     S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     "Standard & Poor's", "S&P", S&P 500", "Standard & Poor's 500", and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use to us. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Securities.

DISCLAIMER BY US, HOLDING AND THE CALCULATION AGENT

     All information in this Pricing Statement relating to the S&P 500 Index(R), including, without limitation, its composition, method of calculation and changes in its components, is derived from publicly available information released by S&P and other public sources. Neither we nor Holding nor the Calculation Agent has independently verified any such information. Neither we nor Holding nor the Calculation Agent shall have any responsibility for any error or omissions in the calculation and publication of the S&P 500 Index(R) by S&P.

HISTORICAL DATA ON THE S&P 500 INDEX(R)

     The following table sets forth the value of the S&P 500 Index(R) at the end of each month in the period from January 2004 through February 2009. These historical data on the S&P 500 Index(R) are not indicative of the future performance of the S&P 500 Index(R) or what the value of the Securities will be. Any historical upward or downward trend in the value of the S&P 500 Index(R) during any period set forth below is not an indication that the S&P 500 Index(R) is more or less likely to increase or decrease at any time during the term of the Securities.

     YOU CANNOT PREDICT THE FUTURE PERFORMANCE OF THE SECURITIES OR THE S&P 500 INDEX(R) BASED ON THE HISTORICAL PERFORMANCE OF THE S&P 500 INDEX(R). Neither we nor Holding can guarantee that the value of the S&P 500 Index(R) will increaSE.


             2004         2005       2006       2007       2008      2009
          ----------- ----------- ---------- ---------- ---------- ---------
January     1131.13     1181.27    1280.08    1438.24    1378.55    825.88
February    1144.94     1203.60    1280.66    1406.82    1330.63    735.09
March       1126.21     1180.59    1294.83    1420.86    1322.70    797.87
April       1107.30     1156.85    1310.61    1482.37    1385.59    842.50
May         1120.68     1191.50    1270.09    1530.62    1400.38
June        1140.84     1191.33    1270.20    1503.35    1280.00
July        1101.72     1234.18    1276.66    1455.27    1267.38
August      1104.24     1220.33    1303.82    1473.99    1282.83
September   1114.58     1228.81    1335.85    1526.75    1166.36
October     1130.20     1207.01    1377.94    1549.38     968.75
November    1173.82     1249.48    1400.63    1481.14     896.24
December    1211.92     1248.29    1418.30    1468.36     903.25

     * Through April 3, 2009

                           DESCRIPTION OF SECURITIES

    Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. The term "SECURITY" refers to each $1,000 principal amount of our 18 Month, Digital Buffer Securities due October 29, 2010 linked to the Underlying Index and fully and unconditionally guaranteed by Holding.

Principal Amount:............ $

Proposed Original Issue Date. April 30, 2009

Proposed Pricing Date........ April 28, 2009

Maturity Date................ October 29, 2010

Underlying Index............. The S&P 500 Index(R)

No Affiliation with
  Index Sponsor.............. The S&P 500 was developed and is calculated and maintained by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We refer to S&P as the Index Sponsor. The Index Sponsor is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the Securities are our obligations, not those of the Index Sponsor. Investing in the Securities is not equivalent to investing in the Underlying Index.

Specified Currency........... U.S. Dollars

CUSIP........................ 00083G7E8

Denominations................ The Securities may be purchased in denominations of $1,000 and integral multiples thereof.

Form of Securities........... The Securities will be represented by a single registered global security, deposited with the Depository Trust Company.

Guarantee.................... The payment and delivery obligations of ABN AMRO
                              Bank N.V. under the Securities, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by ABN AMRO Holding N.V.

Issue Price.................. 100%

Interest Rate................ None

Payment at Maturity.......... At maturity, for each $1,000 principal amount of
                              Security, we will pay you a cash amount calculated as follows:

                              (1) if the Index Return is positive, then $1,000
                                  plus the Digital Return;

                              (2) if the Index Return is equal to or less than
                                  0% and up to and including -20%, $1,000; and

                              (3) if the Index Return is less than -20%, $1,000
                                  plus [(Index Return + 20%) x $1,000].

                              IF THE INDEX RETURN IS LESS THAN -20% YOU COULD LOSE UP TO 80% OF YOUR INITIAL PRINCIPAL INVESTMENT. IN ADDITION, YOU WILL NEVER RECEIVE A PAYMENT AT MATURITY GREATER THAN $1,170.00.

                              The Calculation Agent will calculate the cash payment due at maturity, if any, on the Determination Date. The Calculation Agent will provide written notice the Securities Administrator at its New York Office, on which notice the Securities Administrator may conclusively rely, of such payment amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

                              The Calculation Agent will round all percentages resulting from any calculation with respect to the Securities to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (E.G., 9.876545% (or .09876545) would be rounded to
                              9.87655% (or .0987655)). All dollar amounts
                              resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Index Return................. The return on the Underlying Index will be the percentage change in the value of the Underlying Index, calculated as:

                                  Final Index Value - Initial Index Value
                                  ---------------------------------------
                                             Initial Index Value

Initial Index Value.......... [     ] (the closing value of the Underlying Index
                              on the Pricing Date).

Final Index Value............ The closing value of the Underlying Index on the
                              Determination Date, subject to the terms of the provisions below entitled "--Discontinuance of the Underlying Index; Alteration of Method of Calculation."

Buffer Level................. 20% buffer. At maturity, if the Index Return is up to and including -20%, for each $1,000 principal amount of Security we will pay $1,000 in cash. If the Index Return is less than -20% then holders of the Securities will lose up to 80% of their principal.

Maximum Redemption
  at Maturity................ $1,170.00, which is equal to $1,000 plus the
                              Digital Return.

Digital Return............... $170.00

Determination Date........... October 26, 2010; PROVIDED that if a Market
                              Disruption Event has occurred on such Trading Day, the Determination Date shall be the immediately succeeding Trading Day with respect to the Underlying Index on which there is no Market Disruption Event; PROVIDED, FURTHER, that the Determination Date with respect to the Underlying Index shall be no later than the second scheduled Trading Day with respect to the Underlying Index preceding the Maturity Date, notwithstanding the occurrence of a Market Disruption Event on such second scheduled Trading Day.

                              If a Market Disruption Event occurs on such second scheduled Trading Day prior to the Maturity Date, the Calculation Agent will determine the closing value of the Underlying Index on such Trading Day in accordance with the formula for calculating the value of the Underlying Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the Underlying Index.

Trading Day.................. With respect to the Underlying Index, a day, as determined by the Calculation Agent, on which the Underlying Index is calculated and published and on which securities comprising more than 80% of the value of the Underlying Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the

                              Underlying Index.

Market Disruption Event...... Means, with respect to the Underlying Index:

                              (i) either:

                                  (x) any suspension or absence or limitation imposed on trading in stocks then constituting 20% or more of the level of the Underlying Index by the primary exchange therefor or otherwise and whether by reason of movements in price exceeding limits permitted by such exchange or otherwise or by any exchange or quotation system on which trading in futures or options contracts relating to stocks then constituting 20% or more of the level of the Underlying Index is executed, or

                                  (y) any event (other than an event described in clause (z) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (1) to effect transactions in or obtain market values for stocks then constituting 20% or more of the level of the Underlying Index on the primary exchange therefor or (2) to effect transactions in or obtain market values for futures or options contracts relating to stocks then constituting 20% or more of the level of the Underlying Index on any other exchange, or

                                  (z) the closure on any Trading Day of the primary exchange for stocks then constituting 20% or more of the level of the Underlying Index, or any exchange or quotation system on which trading in future or options relating the such stocks is executed, prior to its scheduled closing time unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such exchange on such Trading Day and (2) the submission deadline for orders to be entered into such exchange for execution on such Trading Day; and

                             (ii) a determination by the Calculation Agent in
                                  its sole discretion that the event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

                              For the purpose of determining whether a Market Disruption Event exists with respect to the Underlying Index at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, or there occurs an event that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for such security, then the relevant percentage contribution of that security to the level of the Underlying Index shall be based on a comparison of (i) the portion of the level of the Underlying Index attributable to that security relative to (ii) the overall level of the Underlying Index, in each case immediately before the occurrence of that suspension, limitation or other market disruption, as the case may be.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                              (2) a decision permanently to discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in a futures or options contract on the Underlying Index by the primary securities market related to such contract by reason of (x) a price change exceeding limits set by such exchange or market,
                              (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index and (5) a suspension, absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to the Underlying Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

                              The Calculation Agent shall as soon as reasonably practicable under the circumstances notify us, the Trustee, the Securities Administrator, the Depository Trust Company and the Agents of the existence or occurrence of a Market Disruption Event with respect to the Underlying Index on any day that but for the occurrence or existence of a Market Disruption Event would have been the Determination Date for the Underlying Index.


Discontinuance of the
Underlying Index;
Alteration of Method of
Calculation.................. If the Index Sponsor discontinues publication of the Underlying Index and such Index Sponsor or another entity publishes a successor or substitute index that AAI as the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a "Successor Index"), then the Final Index Value with respect to the Underlying Index will be determined by reference to the value of such Successor Index at the close of trading on the relevant exchange or market for such Successor Index on the applicable Determination Date.

                              Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to us, the Trustee, the Securities Administrator and the Depository Trust Company as the holder of the Securities within three Trading Days of such selection.

                              If the Index Sponsor discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, the Determination Date, and AAI as the Calculation Agent determines that no Successor Index is available with respect to the Underlying Index at such time, then the Calculation Agent will determine the Final Index Value with respect to such the Underlying Index. Such Final Index Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on the Determination Date for the Underlying Index of each security most recently comprising the Underlying Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

                              If at any time the method of calculating the Underlying Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that such index does not, in the opinion of AAI, as the Calculation Agent, fairly represent the value of the Underlying Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on the Determination Date with respect to the Underlying Index make such calculations and adjustments to the terms of the Securities as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and on the applicable Determination Date make each relevant calculation with reference to the Underlying Index or Successor Index, as adjusted. Accordingly, if the method of calculating the Underlying Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (E.G., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying Index or Successor Index as if it had not been modified (E.G., as if such split had not occurred).

Book Entry Note
  or Certificated Note....... Book Entry

Trustee...................... Wilmington Trust Company

Securities Administrator..... Citibank, N.A.

Alternate Calculation
in case of an Event of
Default...................... In case an Event of Default with respect to the
                              Securities shall have occurred and be continuing, the amount declared due and payable for each Security upon any acceleration of the Securities shall be determined by AAI, as Calculation Agent, as though the Final Index Value for the Underlying Index as of the applicable Determination Date were the Final Index Value on the date of acceleration. See "Description of Debt Securities--Events of Default" in the Prospectus.

                              If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, and to the Securities Administrator at its Delaware office, on which notice the Trustee and the Securities Administrator may conclusively rely, and to DTC of the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent............ AAI, which is our affiliate. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts........... Subject to certain exceptions and limitations described in "Series A Notes Offered on a Global Basis--Payment of Additional Amounts" in the accompanying Prospectus Supplement, we will pay such additional amounts to holders of the Securities as may be necessary in order that the net payment of any amount payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Securities to be then due and payable.

Record Date.................. The "record date" for any interest payment date is the calendar day prior to that interest payment date, whether or not that date is a business day.

                                USE OF PROCEEDS

    The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and by us or one or more of our affiliates in connection with hedging our obligations under the Securities, including hedging market risks associated with the payment at maturity of the Securities. The issue price of the Securities includes the selling agents' commissions (as shown on the cover page of the accompanying Prospectus Supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Plan of Distribution" in this Pricing Supplement and "Use of Proceeds" in the accompanying Prospectus.

                                    TAXATION

    The following summary is a general description of certain United States and Dutch tax considerations relating to the ownership and disposition of Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of Securities should consult their tax advisors as to the consequences of acquiring, holding and disposing of Securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction. This summary is based upon the law as in effect on the date of this Pricing Supplement and is subject to any change in law that may take effect after such date.


                     UNITED STATES FEDERAL INCOME TAXATION

     The following discussion is based on the advice of Clifford Chance US LLP, our special tax counsel ("Tax Counsel"), and describes the principal U.S. federal income tax consequences to holders who purchase the Securities at initial issuance for the stated principal amount and who will hold the Securities as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

     This discussion does not describe all of the tax consequences that may be relevant in light of a holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in commodities, securities or foreign currencies, persons holding Securities as part of a hedging transaction, "straddle," conversion transaction or other integrated transaction, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, regulated investment companies, real estate investment trusts, tax exempt organizations, or partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

     This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Pricing Supplement may affect the tax consequences described below, possibly with retroactive effect. PERSONS CONSIDERING THE PURCHASE OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     As used herein, you are a "U.S. HOLDER" if you are the beneficial owner of a Security and are, for U.S. federal income tax purposes:

     o    a citizen or individual resident of the United States;

     o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or

     o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     The term "U.S. HOLDER" also includes certain former citizens and residents of the United States.

     If a partnership invests in Securities, the tax treatment of the partner will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership that invests in Securities are urged to consult with their tax advisors about the consequences of the investment.

GENERAL

     Pursuant to the terms of the Securities, we and every holder of a Security agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each Security for all U.S. tax purposes as a single financial contract with respect to the Underlying Index that (i) requires the investor to pay us at inception an amount equal to the purchase price of the Security and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the Underlying Index. While other characterizations of the Securities could be asserted by the IRS, as discussed below, the following discussion assumes that this characterization of the Securities will be respected. In the opinion of Tax Counsel, which is based on certain representations received from us, the purchase and ownership of a Security should be treated as an "open transaction" with respect to the Underlying Index for U.S. federal income tax purposes.

TAX CONSEQUENCES TO U.S. HOLDERS

     Assuming the characterization of the Securities described above, the following U.S. federal income tax consequences should result to you if you are a U.S. Holder.

     TAX TREATMENT PRIOR TO MATURITY. You should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

     TAX BASIS. Your tax basis in a Security will equal the amount paid by you to acquire the Security.

     SETTLEMENT OF A SECURITY AT MATURITY. Upon receipt of cash at maturity, you generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and your tax basis in the Security.

     SALE OR EXCHANGE OF A SECURITY. Upon a sale or exchange of a Security prior to maturity, you will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Security sold or exchanged. This gain or loss will generally be long-term capital gain or loss if you held the Security for more than one year at the time of disposition.

POSSIBLE ALTERNATIVE TAX TREATMENTS OF AN INVESTMENT IN THE SECURITIES

     Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). If the IRS were successful in asserting that the Contingent Payment Regulations apply to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the prior accruals of original issue discount, and as capital loss thereafter.

     Even if the Contingent Payment Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the Securities. It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case you would be required to accrue original issue discount as income on a current basis. Accordingly, you are urged to consult your own tax advisors regarding the possible consequences of alternative characterizations of the Securities.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns may be filed with the Internal Revenue Service in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities. You may be subject to U.S. backup withholding on these payments if you fail to provide your tax identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX TREATMENT OF THE SECURITIES TO NON-U.S. HOLDERS

         If you are not a U.S. Holder, you will not be subject to U.S. withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status or an exception to the information reporting and backup withholding rules otherwise applies.

                              PLAN OF DISTRIBUTION

    We have appointed ABN AMRO Incorporated ("AAI") as agent for this offering. The agent has agreed to use reasonable efforts to solicit offers to purchase the Securities. We will pay the agent, in connection with sales of the Securities resulting from a solicitation such agent made or an offer to purchase such agent received, a commission of 2.50% of the initial offering price of the Securities. Each dealer engaged by the agent, or further engaged by a dealer to whom an agent reoffers the Securities, will purchase the Securities at an agreed discount to the initial offering price of the Securities. The agent has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Securities at the same discount. You can find a general description of the commission rates payable to the agents under "Plan of Distribution" in the accompanying Prospectus Supplement.

    AAI is a wholly-owned subsidiary of the Bank. AAI will conduct this offering in compliance with the requirements of NASD Rule 2720, regarding a Financial Industry Regulatory Authority, Inc. member firm's distributing the securities of an affiliate. The Financial Industry Regulatory Authority, Inc. (commonly referred to as FINRA) is the successor to the National Association of Securities Dealers, Inc. When the distribution of the Securities is complete, AAI may offer and sell those Securities in the course of its business as a broker-dealer. AAI may act as principal or agent in those transactions and will make any sales at prevailing secondary market prices at the time of sale. AAI may use this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. AAI is not obligated to make a market in the Securities and may discontinue any purchase and sale activities with respect to the Securities at any time without notice.

    To the extent the total aggregate principal amount of the Securities linked to the Underlying Index being offered in this Pricing Supplement is not purchased by investors in any of these offerings, one or more of our affiliates has agreed to purchase the unsold portion, and to hold such Securities for investment purposes. See "Holding of the Securities by our Affiliates and Future Sales" under the heading "Risk Factors."

================================================================================
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF ABN AMRO BANK N.V. OR ABN AMRO HOLDING N.V. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
--------------------------------------------------------------------------------

TABLE OF CONTENTS

PRICING SUPPLEMENT
                                                 PAGE
                                                 ----

Summary of Pricing Supplement...............     PS-3
Risk Factors................................     PS-7
Hypothetical Return Analysis of the
  Securities at Maturity....................    PS-11
Incorporation of Documents by Reference.....    PS-14
Public Information Regarding the Underlying
  Index.....................................    PS-15
Description of Securities...................    PS-18
Use of Proceeds.............................    PS-23
Taxation....................................    PS-23
Plan of Distribution........................    PS-26

PROSPECTUS SUPPLEMENT
                                                 PAGE
                                                 ----
About This Prospectus Supplement............      S-1
Risk Factors................................      S-2
Description of Notes........................      S-4
Taxation in the Netherlands.................     S-24
United States Federal Taxation..............     S-25
Plan of Distribution........................     S-34
Legal Matters...............................     S-36

PROSPECTUS
                                                 PAGE
                                                 ----
About This Prospectus.......................       1
Where You Can Find Additional Information...       2
Cautionary Statement on Forward-Looking
Statements..................................       3
Consolidated Ratios of Earnings to Fixed
Charges........                                    4
ABN AMRO Bank N.V... .......................       5
ABN AMRO Holding N.V. ......................       6
Use of Proceeds.............................       7
Description of Debt Securities..............       8
Forms of Securities.........................      19
The Depositary..............................      20
Plan of Distribution........................      22
Legal Matters...............................      25
Experts.....................................      26
Benefit Plan Investor Considerations........      27
Enforcement of Civil Liabilities............      28
===============================================================================

===============================================================================


                               ABN AMRO BANK N.V.


                                        $


                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                              ABN AMRO HOLDING N.V.


                                   18 MONTH,
                         DIGITAL BUFFER SECURITIES DUE
                                OCTOBER 29, 2010
                            LINKED TO THE PERFORMANCE
                             OF THE S&P 500 INDEX(R)


                               PRICING SUPPLEMENT
                              (TO PROSPECTUS DATED
                             SEPTEMBER 29, 2006 AND
                              PROSPECTUS SUPPLEMENT
                            DATED SEPTEMBER 29, 2006)


                              ABN AMRO INCORPORATED


================================================================================